UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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iRobot Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 10, 2013
You are cordially invited to attend the annual meeting of stockholders of iRobot Corporation to be held at 2:00 p.m., local time, on Wednesday, May 22, 2013 at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730.
At this annual meeting, you will be asked to elect two (2) class II directors for three-year terms, to ratify the appointment of our independent registered public accountants, to cast an advisory vote on the approval of the compensation of our named executive officers, and to consider a shareholder proposal entitled “Proxy Access for Shareholders." The board of directors unanimously recommends that you vote FOR election of the director nominees, FOR ratification of appointment of our independent registered public accountants, FOR approval, on an advisory basis, of the compensation of our named executive officers, and AGAINST the shareholder proposal entitled "Proxy Access for Shareholders."
Details regarding the matters to be acted upon at this annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.
Whether or not you plan to attend the annual meeting, we urge you to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.
Very truly yours,

COLIN M. ANGLE
Chief Executive Officer & Chairman of the Board

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730
(781) 430-3000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2013
To the Stockholders of iRobot Corporation:
The annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 22, 2013, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, for the following purposes:
1. To elect two (2) class II directors, nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified or until his earlier resignation or removal;
2. To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year;
3. To hold an advisory vote on the approval of the compensation of our named executive officers;
4.    To consider a shareholder proposal entitled “Proxy Access for Shareholders," which proposal is opposed by the Board of Directors, if such proposal is properly introduced at the meeting; and
5. To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.
Proposal 1 relates solely to the election of two (2) class II directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.
Only stockholders of record at the close of business on April 4, 2013, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.
All stockholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the annual meeting, we urge you, whether or not you plan to attend the annual meeting, to sign and return the enclosed proxy so that your shares will be represented at the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Directions to iRobot Corporation headquarters can be found at the Company’s website, http://www.irobot.com.
By Order of the Board of Directors,

GLEN D. WEINSTEIN
Executive Vice President,
Chief Legal Officer and Secretary
Bedford, Massachusetts
April 10, 2013
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2013. THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT https://materials.proxyvote.com/462726.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.
IN ACCORDANCE WITH OUR SECURITY PROCEDURES, ALL PERSONS ATTENDING THE ANNUAL MEETING WILL BE REQUIRED TO PRESENT PICTURE IDENTIFICATION.

TABLE OF CONTENTS

PROXY STATEMENT	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3
PROPOSAL 1 — ELECTION OF DIRECTORS	5
Nominees	5
Recommendation of the Board	6
DIRECTORS AND EXECUTIVE OFFICERS	7
CORPORATE GOVERNANCE AND BOARD MATTERS	10
Board Leadership Structure	10
Independence of Members of the Board of Directors	10
Executive Sessions of Independent Directors	10
The Board of Directors’ Role in Risk Oversight	10
Policies Governing Director Nominations	10
Policy Governing Security Holder Communications with the Board of Directors	12
Policy Governing Director Attendance at Annual Meetings of Stockholders	13
Board of Directors Evaluation Program	13
Code of Ethics	14
THE BOARD OF DIRECTORS AND ITS COMMITTEES	15
Board of Directors	15
Audit Committee	15
Compensation Committee	15
Nominating and Corporate Governance Committee	16
Compensation Committee Interlocks and Insider Participation	16
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	17
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	18
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS AND DIRECTORS	19
Compensation Discussion & Analysis	19
Executive Compensation Summary	27
Grants of Plan-Based Awards in 2012	28
Outstanding Equity Awards at Fiscal Year End	30
Options Exercises and Stock Vested	31
Potential Benefits Upon Termination or Change in Control	31
Director Compensation	33
Transactions with Related Persons	34
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	36
PricewaterhouseCoopers LLP Fees	36
Recommendation of the Board	37
PROPOSAL 3 — ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	38
Recommendation of the Board	38
PROPOSAL 4 - SHAREHOLDER PROPOSAL ENTITLED "PROXY ACCESS FOR SHAREHOLDERS"	39
Recommendation of the Board	39
OTHER MATTERS	42
STOCKHOLDER PROPOSALS	42
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	42
EXPENSES AND SOLICITATION	42
HOUSEHOLDING OF PROXY MATERIALS	42
Appendix A	A-1

iROBOT CORPORATION
8 Crosby Drive
Bedford, Massachusetts 01730
PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held on May 22, 2013
April 10, 2013
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of iRobot Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on Wednesday, May 22, 2013, at 2:00 p.m., local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and any adjournments or postponements thereof. An annual report to stockholders, containing financial statements for the fiscal year ended December 29, 2012, is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting. This proxy statement and the form of proxy are expected to be first mailed to stockholders on or about April 18, 2013.
The purposes of the annual meeting are to elect two (2) class II directors for three-year terms, to ratify the appointment of the Company’s independent registered public accountants, to hold an advisory vote on the compensation of our named executive officers and to consider a shareholder proposal entitled "Proxy Access for Shareholders." Only stockholders of record at the close of business on April 4, 2013 will be entitled to receive notice of and to vote at the annual meeting. As of March 30, 2013, 27,996,109 shares of common stock, $.01 par value per share, of the Company were issued and outstanding. The holders of common stock are entitled to one vote per share on any proposal presented at the annual meeting.
Stockholders may vote in person or by proxy. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the annual meeting, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, before the taking of the vote at the annual meeting.
The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.
For Proposal 1, the election of class II directors, the nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the annual meeting shall be elected as directors. For Proposal 2, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the current fiscal year, for Proposal 3, the advisory vote on the compensation of our named executive officers and for Proposal 4, the shareholder proposal entitled "Proxy Access for Shareholders," an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on each such matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.
The person named as attorney-in-fact in the proxies, Glen D. Weinstein, was selected by the board of directors and is an officer of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such person at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR ratification of the appointment of our independent registered public accountants, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and AGAINST the shareholder proposal entitled "Proxy Access for Shareholders."

Aside from the election of directors, the ratification of the appointment of the independent registered public accountants, the advisory vote on the compensation of our named executive officers, and the shareholder proposal entitled "Proxy Access for Shareholders," the board of directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the person named as attorney-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of March 30, 2013: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) by each director or nominee of the Company; (iii) by each named executive officer of the Company; and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person listed on the table is c/o iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
BlackRock, Inc.(3)	2,076,299	7.48%
40 East 52nd St. New York, NY 10022
The Vanguard Group, Inc. (4)	1,563,953	5.63%
100 Vanguard Boulevard Malvern, PA 19355
OppenheimerFunds, Inc.(5)	1,500,000	5.40%
2 World Financial Center 225 Liberty Street New York, NY 10281-1008
Colin M. Angle(6)	875,589	3.10%
Alison Dean(7)	57,411	*
John J. Leahy(8)	107,307	*
Jeffrey A. Beck(9)	95,278	*
Glen D. Weinstein(10)	106,675	*
Russell Campanello(11)	73,118	*
Ronald Chwang(12)	408,450	1.46%
Gail Deegan(13)	9,770	*
Deborah G. Ellinger(14)	7,024	*
Jacques S. Gansler(15)	59,640	*
Andrea Geisser(16)	108,789	*
George C. McNamee(17)	171,367	*
Peter T. Meekin(18)	79,038	*
Paul J. Kern(19)	96,732	*
Paul Sagan(20)	51,664	*
All executive officers, directors and nominees as a group(21) (15 persons)	2,307,852	7.92%

*	Represents less than 1% of the outstanding common stock.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the Securities and Exchange Commission, the number of shares of common stock deemed outstanding includes (i) shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 30, 2013 and (ii) shares issuable pursuant to restricted stock units held by the respective person or group that vest within 60 days of March 30, 2013.

(2)	Applicable percentage of ownership as of March 30, 2013 is based upon 27,996,109 shares of common stock outstanding.

(3)
BlackRock Inc. has sole voting power and sole dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G/A filed by BlackRock Inc. with the Securities and Exchange Commission on February 8, 2013.

(4)
The Vanguard Group Inc. has sole voting power with respect to 39,134 shares, sole dispositive power with respect to 1,526,119 shares and shared dispositive power with respect to 37,834 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,834 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,300 shares as a result of its serving as investment manager of Australian investment offerings. The address of each reporting entity is 100 Vanguard Boulevard, Malvern, PA 19355. This information has been obtained from a Schedule 13G filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on February 13, 2013.

(5)
OppenheimerFunds, Inc. has shared voting power and shared dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G/A filed by OppenheimerFunds, Inc. with the Securities and Exchange Commission on February 13, 2013, and includes 1,500,000 shares over which Oppenheimer Global Opportunities Fund has sole voting and shared dispositive power. The address of Oppenheimer Global Opportunities Fund is 6803 S. Tucson Way, Centennial, CO 80112.

(6)	Includes 239,432 shares issuable to Mr. Angle upon exercise of stock options and 13,262 shares issuable to Mr. Angle upon vesting of restricted stock units.

(7)	Includes 48,021 shares issuable to Ms. Dean upon exercise of stock options and 1,656 shares issuable to Ms. Dean upon vesting of restricted stock units.

(8)	Includes 73,190 shares issuable to Mr. Leahy upon exercise of stock options and 5,412 shares issuable to Mr. Leahy upon vesting of restricted stock units.

(9)	Includes 66,294 shares issuable to Mr. Beck upon exercise of stock options and 11,863 shares issuable to Mr. Beck upon vesting of restricted stock units.

(10)	Includes 79,620 shares issuable to Mr. Weinstein upon exercise of stock options and 3,013 shares issuable to Mr. Weinstein upon vesting of restricted stock units.

(11)	Includes 57,625 shares issuable to Mr. Campanello upon exercise of stock options.

(12)
Includes an aggregate of 240,000 shares held by iD5 Fund, L.P. Dr. Chwang is a general partner of the management company for iD5 Fund, L.P. and may be deemed to share voting and investment power with respect to all shares held by iD5 Fund, L.P. Dr. Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Also includes 53,000 shares issuable to Dr. Chwang upon exercise of stock options, 5,181 shares issuable to Dr. Chwang upon vesting of restricted stock options and 107,210 shares held in a trust for the benefit of certain of his family members. As co-trustees of the family trust, Dr. Chwang shares voting and dispositive power over the shares held by the trust with his spouse.

(13)	Includes 5,181 shares issuable to Ms. Deegan upon vesting of restricted stock units.

(14)	Includes 5,181 shares issuable to Ms. Ellinger upon vesting of restricted stock units.

(15)	Includes 50,000 shares issuable to Dr. Gansler upon exercise of stock options and 5,181 shares issuable to Dr. Gansler upon vesting of restricted stock units.

(16)
Includes 80,000 shares issuable to Mr. Geisser upon exercise of stock options, 5,181 shares issuable to Mr. Geisser upon vesting of restricted stock units and 12,643 shares issuable to Mr. Geisser upon termination of service.

(17)
Includes 90,000 shares issuable to Mr. McNamee upon exercise of stock options, 5,181 shares issuable to Mr. McNamee upon vesting of restricted stock units and 3,487 shares issuable to Mr. McNamee upon termination of service.

(18)
Includes 50,000 shares issuable to Mr. Meekin upon exercise of stock options, 5,181 shares issuable to Mr. Meekin upon vesting of restricted stock units, 9,780 shares issuable to Mr. Meekin upon termination of service and 500 shares owned by Mr. Meekin's IRA. Mr. Meekin's spouse shares voting and dispositive power over the non-IRA shares.

(19)
Includes 80,000 shares issuable to Gen. Kern upon exercise of stock options, 5,181 shares issuable to Gen. Kern upon vesting of restricted stock units and 8,492 shares issuable to Gen. Kern upon termination of service.

(20)
Includes 40,000 shares issuable to Mr. Sagan upon exercise of stock options, 5,181 shares issuable to Mr. Sagan upon vesting of restricted stock units and 3,424 shares issuable to Mr. Sagan upon termination of service.

(21)
Includes an aggregate of 1,007,182 shares issuable upon exercise of stock options held by thirteen (13) executive officers and directors, an aggregate of 81,835 shares issuable upon vesting of restricted stock units held by fourteen (14) executive officers and directors and an aggregate of 37,826 shares issuable upon termination of service to five (5) directors.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees
Our board of directors currently consists of nine members. Our amended and restated certificate of incorporation divides the board of directors into three classes. One class is elected each year for a term of three years. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated George C. McNamee and Paul Sagan and recommended that each be elected to the board of directors as a class II director, each to hold office until the annual meeting of stockholders to be held in the year 2016 and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. McNamee, Meekin and Sagan are class II directors whose terms expire at this annual meeting. Mr. Meekin is not standing for reelection to the board of directors. The board of directors is also composed of (i) three class III directors (Gail Deegan, Andrea Geisser and Jacques S. Gansler, Ph.D.) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2014, and (ii) four class I directors (Colin M. Angle. Ronald Chwang, Ph.D., Paul J. Kern, Gen. U.S. Army (ret) and Deborah G. Ellinger) whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2015.
The board of directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the board of directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW.
The following table sets forth the nominees to be elected at the annual meeting and continuing directors, the year each such nominee or director was first elected a director, the positions with us currently held by each nominee and director, the year each nominee’s or director’s current term will expire and each nominee’s and director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:

George C. McNamee 1999	Director	2013	II

Paul Sagan 2010	Director	2013	II

Continuing Directors:

Gail Deegan 2011	Director	2014	III

Andrea Geisser 2004	Director	2014	III

Jacques S. Gansler, Ph.D. 2003	Director	2014	III

Colin M. Angle 1992	Chairman of the Board, Chief Executive Officer and Director	2015	I

Ronald Chwang, Ph.D. 1998	Director	2015	I

Paul J. Kern, Gen. U.S. Army (ret.) 2006	Director	2015	I

Deborah G. Ellinger 2011	Director	2015	I

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the director nominees to be elected at the annual meeting, the directors and the executive officers of the Company, their ages immediately prior to the annual meeting, and the positions currently held by each such person with the Company:

Name	Age	Position
Colin M. Angle	45	Chairman of the Board, Chief Executive Officer and Director
Alison Dean	48	Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer
Jeffrey A. Beck	50	Chief Operating Officer
Glen D. Weinstein	42	Executive Vice President, General Counsel and Secretary
Russell Campanello	57	Senior Vice President, Human Resources
Ronald Chwang, Ph.D.(1)	65	Director
Gail Deegan(2)	66	Director
Deborah G. Ellinger(1)	54	Director
Jacques S. Gansler, Ph.D.(3)	78	Director
Andrea Geisser(2)	70	Director
George C. McNamee(1)	66	Director
Peter T. Meekin(3)	63	Director
Paul J. Kern, Gen. U.S. Army (ret)(2)	67	Director
Paul Sagan(3)	54	Director

(1)	Member of compensation committee

(2)	Member of audit committee

(3)	Member of nominating and corporate governance committee
Colin M. Angle, a co-founder of iRobot, has served as chairman of the board since October 2008, as chief executive officer since June 1997, and prior to that, as our president since November 1992. Mr. Angle has also served as a director since October 1992. Mr. Angle also worked at the National Aeronautical and Space Administration’s Jet Propulsion Laboratory where he participated in the design of the behavior-controlled rovers that led to Sojourner exploring Mars in 1997. Mr. Angle holds a B.S. in Electrical Engineering and an M.S. in Computer Science, both from MIT. As a co-founder and chief executive officer, Mr. Angle provides a critical contribution to the board of directors reflecting his detailed knowledge of the Company, our employees, our client base, our prospects, the strategic marketplace and our competitors.
Alison Dean has served as our executive vice president, chief financial officer and treasurer since April 2013. Ms. Dean previously served as our senior vice president, corporate finance from February 2010 until March 2013. From March 2007 until February 2012, Ms. Dean also served as our principal accounting officer. From March 2007 until February 2010, Ms. Dean served as our vice president, financial controls & analysis. From August 2005 until March 2007, Ms. Dean served as our vice president, financial planning & analysis. From 1995 to August 2005, Ms. Dean served in a number of positions at 3Com Corporation, including vice president and corporate controller from 2004 to 2005 and vice president of finance — worldwide sales from 2003 to 2004. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.
Jeffrey A. Beck has served as our chief operating officer since February 2012. Mr. Beck previously served as president of our home robots division from April 2009 to February 2012. Prior to joining iRobot, Mr. Beck served at AMETEK Corporation as senior vice president and general manager, Aerospace & Defense from 2008 to 2009 and as vice president & general manager, Power Systems and Instruments Division from 2004 to 2008. From 1996 to 2004, Mr. Beck served in a number of positions at Danaher Corporation, including president, Danaher Precision Systems Division and vice president of sales, Kollmorgen I&C Division. Mr. Beck holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Boston University.

Glen D. Weinstein has served as our executive vice president and chief legal officer since August 2012. Mr. Weinstein previously served as our general counsel from July 2000 to August 2012 and as senior vice president from January 2005 to August 2012. Since March 2004, he has also served as our secretary. Prior to joining iRobot, Mr. Weinstein was with Covington & Burling LLP, a law firm in Washington, D.C. Mr. Weinstein holds a B.S. in Mechanical Engineering from MIT and a J.D. from the University of Virginia School of Law.

Russell Campanello has served as our senior vice president, human resources since November 2010. Prior to joining iRobot, Mr. Campanello served as senior vice president, human resources and administration at Phase Forward, Inc. from April 2008 until September 2010. Mr. Campanello previously served as senior vice president of human resources and marketing at Keane, Inc., a business process and information technology consulting firm, from September 2003 to October 2007. Prior to Keane, Mr. Campanello served as chief people officer at NerveWire from August 2000 to February 2003. Prior to NerveWire, he served as senior vice president, human resources at Genzyme Corp. from November 1997 to July 2000. Earlier in his career, Mr. Campanello spent nine years as vice president of human resources at Lotus Development Corporation. He attended Suffolk University’s Executive M.B.A. program, and holds a B.S. degree in Business Administration from the University of Massachusetts.
Ronald Chwang, Ph.D, has served as a director since November 1998. Dr. Chwang is the chairman and president of iD Ventures America, LLC (formerly known as Acer Technology Ventures, LLC) under the iD SoftCapital Group, a venture investment and management consulting service group formed in January 2005. From August 1998 until December 2004, Dr. Chwang was the chairman and president of Acer Technology Ventures, LLC, managing high-tech venture investment activities in North America. Dr. Chwang also serves on the board of directors of AU Optronics and a number of other private high tech companies. Dr. Chwang holds a B.Eng. (with honors) in Electrical Engineering from McGill University and a Ph.D. in Electrical Engineering from the University of Southern California. Dr. Chwang brings to the board of directors his extensive experience in the technology industry, through both company operations and venture capital investment.
Gail Deegan has served as a director since May 2011. From February 1996 until her retirement in September 2001, Ms. Deegan served as executive vice president and chief financial officer of Houghton Mifflin Company, a publishing company. From February 1995 to February 1996, Ms. Deegan was senior vice president of regulatory and government affairs for NYNEX New England, and from November 1991 to January 1995, was vice president and chief financial officer of New England Telephone. From 1988 to January 1990, Ms. Deegan was senior vice president, chief financial officer and treasurer of Eastern Enterprises, and from February 1990 to May 1991, was senior vice president, chief financial officer and chief administrative officer of that company. Ms. Deegan is a director of EMC Corporation and a former director of TJX Companies, Inc. Ms. Deegan holds a bachelor’s degree in elementary education from The College of Saint Rose, a master’s degree in History from Ohio State University, and an M.B.A. from Simmons College School of Management. Ms. Deegan brings to the board of directors her extensive experience with financial accounting matters for complex organizations and oversight of the financial reporting process of public companies.
Deborah G. Ellinger, CEO of The Princeton Review, has served as a director since November 2011. Ms. Ellinger is the former president of Restoration Hardware and former chief executive officer of Wellness Pet Food. Previously, she served as an executive vice president at CVS Pharmacy, a senior vice president at Staples and a partner at The Boston Consulting Group. Ms. Ellinger began her career with Mellon Financial Corporation. Her assignments have taken her all over the world; she has lived and worked in Europe, Asia and America. Ms. Ellinger also serves on the board of directors at National Life Group and The Princeton Review and is a former director of Sealy Corporation. She is qualified as a Barrister-at-Law in London, as a member of the Inner Temple. Ms. Ellinger holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge. Ms. Ellinger brings extensive experience in international retail and consumer products to the board.
Jacques S. Gansler, Ph.D. has served as a director since July 2004. Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center for Public Policy and Private Enterprise, since January 2001. From November 1997 until January 2001, Dr. Gansler served as the Under Secretary of Defense for Acquisition, Technology and Logistics for the U.S. federal government. Dr. Gansler also serves on the board of directors of TTM Technologies, Inc. and TASC, Inc. Dr. Gansler holds a B.E. in electrical engineering from Yale University, an M.S. in Electrical Engineering from Northeastern University, an M.A. in Political Economy from New School for Social Research, and a Ph.D. in Economics from American University. Dr. Gansler brings to the board of directors his experience working with the federal government and in the defense industry.
Andrea Geisser has served as a director since March 2004. Mr. Geisser is currently a senior advisor to Zephyr Management Inc., a global private equity firm that specializes in emerging markets (Africa, India), and a member of the investment committee of some of those funds. From 1995 to 2005, Mr. Geisser was a managing director of Fenway Partners. Prior to founding Fenway Partners, Mr. Geisser was a managing director of Butler Capital Corporation. Prior to that, he was a managing director of Onex Investment Corporation, a Canadian management buyout company. From 1974 to 1986, he was a senior officer of Exor America. Mr. Geisser has been a board member and audit committee member of several private companies. Mr. Geisser holds a bachelor’s degree from Bocconi University in Milan, Italy and a P.M.D. from Harvard Business School. Mr. Geisser brings to the board of directors his extensive experience regarding the management of companies, as well as his financial expertise.
George C. McNamee has served as a director since August 1999. Currently a private investor, Mr. McNamee served as a managing partner of FA Technology Ventures, an information and energy technology venture capital firm, from 2000 until 2012. He serves as chairman of the board of directors of Plug Power Inc., a leading fuel cell developer, and is a director of several private companies, a member of the Yale Development Board and a Trustee of the Albany Academies and The American Friends of Eton College. Mr. McNamee previously served on the board of directors of Broadpoint (now Gleacher) Securities as well as serving from 1984 to 2007 as chairman of its predecessor First Albany Companies and was also a board member of the New York Stock Exchange Inc., MapInfo, Home Shopping Network and the Meta Group. He received his Bachelor of Arts degree from Yale University. Mr. McNamee brings to the board of directors his extensive experience regarding the management of public and private companies, as well as his financial expertise.
Peter T. Meekin has served as a director since February 2003. Mr. Meekin has been a managing director of Trident Capital, a venture capital firm, since 1998. Prior to joining Trident Capital, he was vice president of venture development at Enterprise Associates, LLC, the venture capital division of IMS Health. Previously, Mr. Meekin held senior technology and management positions with Dun & Bradstreet Corporation, Lotus Development Corporation and IBM. Mr. Meekin holds a B.S. in Mathematics from the State University of New York at New Paltz. Mr. Meekin brings to the board of directors his extensive experience regarding the management of companies, his financial expertise, and his experience as an entrepreneur, executive and investor in the software, information services and information technology consulting sectors. Mr. Meekin's term will expire at the annual meeting, and he will not stand for reelection.
Paul J. Kern, Gen. U.S. Army (ret.) has served as a director since May 2006. Gen. Kern has served as a senior counselor to The Cohen Group, an international strategic business consulting firm, since January 2005. Gen. Kern also served as president and chief operating officer of AM General LLC from August 2008 until January 2010. From 1963 to 2004, Gen. Kern served in the U.S. Army and, from October 2001 to November 2004, as Commanding General of the U.S. Army Materiel Command. Prior to his command in the U.S. Army Materiel Command, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. Gen. Kern also serves on the board of directors of ITT Corporation and is a former director of EDO Corporation and Anteon International Corporation. He holds a B.S. from the United States Military Academy at West Point, an M.S. in Civil Engineering from the University of Michigan and an M.S. in Mechanical Engineering from the University of Michigan. Gen. Kern brings to the board of directors his extensive experience in the military and defense industry.
Paul Sagan has served as a director since February 2010. He is the executive vice chairman of Akamai Technologies, Inc. (NASDAQ: AKAM), and previously served as the company’s chief executive officer from April 2005 until January 2013, and as its president from May 1999 until September 2010 and again from September 2011 until January 2013. Mr. Sagan became a member of Akamai’s board of directors in January 2005. Akamai is the leading cloud platform for helping enterprises provide secure, high-performing user experiences on any device, anywhere, on the Internet. From July 1997 to August 1998, Mr. Sagan was senior advisor to the World Economic Forum, a Geneva, Switzerland-based organization that provides a collaborative framework to leaders to address global issues. Previously, Mr. Sagan held senior positions at Time Warner Cable and Time Inc., affiliates of Time Warner Inc., and CBS, Inc. Mr. Sagan also serves on the board of directors of EMC Corporation, and is a former director of Dow Jones & Company, Inc. and Digitas, Inc. Mr. Sagan brings to the board of directors his extensive experience with complex global organizations, combined with his operational and corporate governance expertise.
Our executive officers are elected by the board of directors on an annual basis and serve until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure
Mr. Angle serves as our chief executive officer and chairman of the board. The board of directors believes that having our executive officer as chairman of the board facilitates the board of directors’ decision-making process because Mr. Angle has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Angle to act as the key link between the board of directors and other members of management. To assure effective independent oversight, the board of directors annually appoints a lead independent director, as discussed further in “Executive Sessions of Independent Directors” below.
Independence of Members of the Board of Directors
The board of directors has determined that Drs. Chwang and Gansler, Mses. Deegan and Ellinger and Messrs. Geisser, McNamee, Meekin, Sagan, and Gen. Kern are independent within the meaning of the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Furthermore, the board of directors has determined that each member of each of the committees of the board of directors is independent within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission.
Executive Sessions of Independent Directors
Executive sessions of the independent directors are held prior to each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors and are chaired by a lead independent director who is appointed annually by the board of directors from our independent directors. Mr. McNamee currently serves as the lead independent director. In this role, Mr. McNamee serves as chairperson of the independent director sessions. The independent directors of the board of directors met in executive session four (4) times in 2012.
In addition to acting as the chairperson of the independent director sessions, the lead independent director assists the board in assuring effective corporate governance. The lead independent director’s specific duties include:

•	providing the chairman of the board with input as to preparation of agendas for meetings;

•
advising the chairman of the board as to the quality, quantity and timeliness of the flow of information from the company’s management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinating and developing the agenda for the executive sessions of the independent directors;

•	acting as principal liaison between the independent directors and the chairman of the board on sensitive issues;

•	evaluating, along with the members of the compensation committee, the chief executive officer’s performance and meeting with the chief executive officer to discuss such evaluation; and

•	acting as chairperson of the board in the absence of the chairman of the board or a vacancy in the position of chairman of the board.
The Board of Directors’ Role in Risk Oversight
The board of directors oversees our risk management process. This oversight is primarily accomplished through the board of directors’ committees and management’s reporting processes, including receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. The audit committee focuses on risk related to accounting, internal controls, and financial and tax reporting. The audit committee also assesses economic and business risks and monitors compliance with ethical standards. The compensation committee identifies and oversees risks associated with our executive compensation policies and practices, and the nominating and corporate governance committee identifies and oversees risks associated with director independence, related party transactions and the implementation of corporate governance policies.
Policies Governing Director Nominations
Director Qualifications
The nominating and corporate governance committee of the board of directors is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and characteristics desired of members of the board of directors in the context of the needs of the business and current make-up of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy making level in a business, government, non-profit or academic organization of high standing;

•	nominees must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	nominees must be well regarded in the community and shall have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve;

•	nominees must be free of conflicts of interest and potential conflicts of interest, in particular with relationships with other boards; and

•	nominees must, to the extent such nominee serves or has previously served on other boards, demonstrate a history of actively contributing at board meetings.
We do not have a formal diversity policy. However, pursuant to the Policy Governing Director Qualifications and Nominations, as part of its evaluation of potential director candidates and in addition to other standards the nominating and corporate governance committee may deem appropriate from time to time for the overall structure and composition of the board of directors, the nominating and corporate governance committee may consider whether each candidate, if elected, assists in achieving a mix of board members that represent a diversity of background and experience. Accordingly, the board of directors seeks members from diverse professional backgrounds who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the board of directors. The nominating and corporate governance committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the board of directors, if the nominating and corporate governance committee believes that the candidate will make an exceptional contribution to us and our stockholders.
Process for Identifying and Evaluating Director Nominees
The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.
Generally, the nominating and corporate governance committee identifies candidates for director nominee in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors.
Procedures for Recommendation of Director Nominees by Stockholders
The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, shall follow the following procedures:
The nominating and corporate governance committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records, and of such record holder’s beneficial owner;

•	Number of shares of our capital stock that are owned beneficially and held of record by such stockholder and such beneficial owner;

•
Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•
All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the board of directors and elected; and

•	A written statement from the stockholder making the recommendation stating why such recommended candidate meets our criteria and would be able to fulfill the duties of a director.
Nominations must be sent to the attention of our secretary by U.S. mail (including courier or expedited delivery service) to:
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Secretary of iRobot Corporation

Our secretary will promptly forward any such nominations to the nominating and corporate governance committee. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the board of directors.
Policy Governing Security Holder Communications with the Board of Directors
The board of directors provides to every security holder the ability to communicate with the board of directors as a whole and with individual directors on the board of directors through an established process for security holder communications as follows:
For communications directed to the board of directors as a whole, security holders may send such communications to the attention of the chairman of the board of directors by U.S. mail (including courier or expedited delivery service) to:
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: Chairman of the Board, c/o Secretary
For security holder communications directed to an individual director in his or her capacity as a member of the board of directors, security holders may send such communications to the attention of the individual director by U.S. mail (including courier or expedited delivery service) to:
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attn: [Name of the director], c/o Secretary
We will forward any such security holder communication to the chairman of the board, as a representative of the board of directors, or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the chairman of the board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders
Our policy is to schedule a regular meeting of the board of directors on the same date as our annual meeting of stockholders and, accordingly, directors are encouraged to be present at our stockholder meetings. The ten (10) board members, who were directors at the time of the annual meeting of stockholders held in 2012, attended the meeting.
Board of Directors Evaluation Program
The board of directors performs annual self-evaluations of its composition and performance, including evaluations of its standing committees and individual evaluations for each director. In addition, each of the standing committees of the board of directors conducts its own self-evaluation, which is reported to the board of directors. The board of directors retains the authority to engage its own advisors and consultants.

For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.
 Code of Ethics
We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available at the Corporate Governance section of our website at http://www.irobot.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.irobot.com and/or in our public filings with the Securities and Exchange Commission.
For more corporate governance information, you are invited to access the Corporate Governance section of our website available at http://www.irobot.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors
The board of directors met nine (9) times during the fiscal year ended December 29, 2012, and took action by unanimous written consent four (4) times. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings of all committees of the board of directors on which they served during fiscal 2012. The board of directors has the following standing committees: audit committee; compensation committee; and nominating and corporate governance committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. A current copy of each charter is available at the Corporate Governance section of our website at http://www.irobot.com. Each committee reviews the appropriateness of its charter at least annually. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.
Audit Committee
The audit committee of the board of directors currently consists of Mr. Geisser, Gen.Kern and Ms. Deegan, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and the Securities and Exchange Commission, or SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In May 2012, Gen. Kern replaced Mr. McNamee on the audit committee. Mr. Geisser serves as the chairman of the audit committee. In addition, the board of directors has determined that Mr. Geisser is financially literate and that Mr. Geisser qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Geisser's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Geisser any duties, obligations or liability that are greater than are generally imposed on him as a member of the audit committee and the board of directors, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.
The audit committee met six (6) times and took action by unanimous written consent one (1) time during the fiscal year ended December 29, 2012. The audit committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.
As described more fully in its charter, the audit committee oversees our accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the audit committee responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement.
Compensation Committee
The compensation committee of the board of directors currently consists of Mr. McNamee, Ms. Ellinger and Dr. Chwang, each of whom is an independent director within the meaning of the director independence standards of NASDAQ, a non-employee director as defined in Rule 16b-3 of the Exchange Act, and an outside director pursuant to Section 162(m) of the Internal Revenue Code. In May 2012, Ms. Ellinger replaced Gen. Kern on the compensation committee. Mr. McNamee serves as the chairman of the compensation committee. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer and other executive officers;

•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans and determining the compensation of all executive officers; and

•	reviewing and making recommendations to the board with respect to director compensation.
The compensation committee met five (5) times and took action by unanimous written consent five (5) times during the fiscal year ended December 29, 2012. The compensation committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee of the board of directors currently consists of Dr. Gansler and Messrs. Meekin and Sagan, each of whom is an independent director within the meaning of the director independence standards of NASDAQ and applicable rules of the SEC. Mr. Sagan serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board and management.
The nominating and corporate governance committee met two (2) times and took action by unanimous written consent one (1) time during the fiscal year ended December 29, 2012. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a current copy of which is available at the Corporate Governance section of our website at http://www.irobot.com.
Compensation Committee Interlocks and Insider Participation
During 2012, Dr. Chwang, Gen. Kern, Ms. Ellinger and Mr. McNamee served as members of the compensation committee. No member of the compensation committee was an employee or former employee of us or any of our subsidiaries, or had any relationship with us requiring disclosure herein.
During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the board of directors. The audit committee currently consists of Mr. Geisser (chairman), Gen.Kern and Ms. Deegan. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee meets the independence requirements promulgated by NASDAQ and the Securities and Exchange Commission, including Rule 10A-3(b)(1) under the Exchange Act. Mr. Geisser is an “audit committee financial expert” as is currently defined under SEC rules. The audit committee operates under a written charter adopted by the board of directors.
The audit committee oversees the Company's accounting and financial reporting processes on behalf of the board of directors. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company's consolidated financial statements for the fiscal year ended December 29, 2012, including a discussion of, among other things, the quality of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company's financial statements.
The audit committee also reviewed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU section 380), other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission and other applicable regulations. The audit committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has considered and discussed the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with that firm's independence.
The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company's internal control, including internal control over financial reporting; and the overall quality of the Company's financial reporting.
Based on its review of the financial statements and the aforementioned discussions, the audit committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 29, 2012.
The audit committee has also evaluated the performance of PricewaterhouseCoopers LLP, including, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services in 2012. Information about PricewaterhouseCoopers LLP's fees for 2012 is discussed below in this proxy statement under “Proposal 2 - Ratification of Appointment of Independent Registered Public Accountants.” Based on its evaluation, the audit committee has retained PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the 2013 fiscal year.
Respectfully submitted by the Audit Committee,
Andrea Geisser (chairman)
Paul J. Kern
Gail Deegan

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation committee of the board of directors, which is comprised solely of independent directors within the meaning of applicable rules of The NASDAQ Stock Market, Inc., outside directors within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended, and non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, is responsible for developing executive compensation policies and advising the board of directors with respect to such policies and administering the Company's cash incentive, stock option and employee stock purchase plans. The compensation committee sets performance goals and objectives for the chief executive officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the compensation committee retains the services of a compensation consultant and considers recommendations from the chief executive officer with respect to goals and compensation of the other executive officers. The compensation committee assesses the information it receives in accordance with its business judgment. The compensation committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the compensation committee. All decisions regarding chief executive officer and director compensation are reviewed and ratified by the full board. George McNamee, Deborah Ellinger and Ronald Chwang are the current members of the compensation committee.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 29, 2012 with management. In reliance on the reviews and discussions referred to above, the compensation committee recommended to the board of directors, and the board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 29, 2012 for filing with the SEC.
Respectfully submitted by the Compensation Committee,
George C. McNamee (chairman)
Deborah Ellinger
Ronald Chwang

COMPENSATION AND OTHER INFORMATION
CONCERNING EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion & Analysis
Overview
Our compensation philosophy is based on a desire to balance retention of executive talent with pay for performance incentive compensation, which is designed to reward our named executive officers for continued service and our sustained financial and operating performance. We believe that the compensation of our named executive officers should align our executives' interests with those of our stockholders and focus executive behavior on the achievement of both near-term corporate targets as well as long-term business objectives and strategies. It is the responsibility of the compensation committee of our board of directors to administer our compensation practices to ensure that they are competitive and include incentives that are designed to appropriately drive our performance, including our Adjusted EBITDA, revenue and individual objectives. Our compensation committee reviews and approves all of our executive compensation policies, including executive officer salaries, cash incentives and equity awards.
Our performance in 2012 was mixed. Full year revenue of $436 million was down 6% from the historic high in 2011, and earnings per share of $0.61 were well off earnings per share of $1.44 in 2011. These results were driven by the vastly different results in our two operating business units. Home robot revenue increased 28% over the prior year while our defense & security business was impacted by troop withdrawals in Afghanistan, a continuing resolution and uncertainty around sequestration. As a result, defense & security revenue decreased $107 million from the prior year, which negatively impacted earnings. Despite the challenges, we took significant steps to increase our long-term outlook, including restructuring our business to be supported by centralized engineering and operations functions and reduce headcount, acquiring Evolution Robotics, Inc. and integrating its products into our product portfolio and roadmap.
Based on 2012 performance, and taking into account our significant change in business strategy, our named executive officers received lower cash compensation in 2012 than they did in 2011, while maintaining a significant portion of their compensation in the form of long-term incentives. We believe our compensation philosophies, as described below, have aligned executive compensation with Company performance.

Objectives of Our Compensation Programs
Our compensation programs for our executive officers are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to help us to achieve our strategic objectives;

•	to connect a significant portion of the total potential compensation paid to executives to our annual financial performance;

•	to align management's interest with the interests of stockholders through long-term equity incentives; and

•	to provide management with performance goals that are directly linked to our annual plan for growth and profit.
We believe the compensation of our named executive officers should reflect their success as a management team, rather than as individuals, in attaining key operating objectives, such as improved Adjusted EBITDA performance and revenue growth, as well as longer-term strategic objectives, such as invention, product development and evaluation of potential acquisitions. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation-related activity, restructuring-related expense and non-cash stock compensation.
We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the company by our named executive officers. We seek to have the long-term performance of our stock reflected in executive compensation through our equity incentive programs.
Methodologies for Establishing Executive Compensation
The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. In determining the appropriate compensation levels for our chief executive officer, the compensation committee meets outside the presence of all our executive officers with the exception of the senior vice president, human resources. With respect to the compensation levels of all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer. Our chief executive officer annually reviews each of the other named executive officers' performances with the compensation committee.
With the input of our human resources department and independent compensation consultant, the chief executive officer makes recommendations to the compensation committee regarding base salary levels, target incentive awards and actual payouts, performance goals for incentive compensation and equity awards for named executive officers, other than himself. In conjunction with the annual performance review of each named executive officer in February of each year, the compensation committee carefully considers the recommendations of the chief executive officer when setting base salary, bonus payments under the prior year's incentive compensation plan, target amounts and performance goals for the current year's incentive compensation plan, and any other special adjustments or bonuses. In addition, the compensation committee similarly determines equity incentive awards, if any, for each named executive officer.
Moreover, the compensation committee considered the advisory proposal approving named executive officer compensation that was completed for our 2012 annual meeting of stockholders. Of stockholder votes received, an overwhelming majority - ninety-three percent - of our stockholders voted to approve our “say on pay” proposal. Votes regarding the non-binding, advisory proposal approving compensation of our named executive officers were as follows:

For	17,851,593	92.64%
Against	1,371,142	7.12%
Abstain	45,606	0.24%
The compensation committee believes this affirms shareholders' support of our approach to executive compensation, and therefore did not significantly change its approach in 2012. As part of ongoing efforts to reward outstanding operational and financial performance, the Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent. In line with these efforts, the Committee anticipates that during 2013, it will work with its independent compensation consultant to carefully review the Company's incentive design features.
The compensation committee will continue to consider the outcome of our say-on-pay votes, regulatory changes and emerging best practices when making future compensation decisions for our named executive officers.
Our compensation plans are developed, in part, by utilizing publicly available compensation data and subscription compensation survey data for national and regional companies in the technology, defense, household durables and robotics industries. We believe that the practices of this group of companies provide us with appropriate compensation benchmarks, because these companies have similar organizational structures and tend to compete with us to attract executives and other employees. For benchmarking executive compensation, we typically review the compensation data for companies with revenues, numbers of employees and market capitalizations similar to our profile.
The compensation committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC, ("PM&P") to help evaluate peer companies for cash compensation and long-term incentive purposes, analyze applicable compensation data and determine appropriate compensation levels for our executive officers. PM&P also helps review the peer group annually, provides the committee with up to date information and trends in the marketplace, as well as assists the committee in understanding the Company's alignment of pay and performance for 2012. Neither the compensation committee nor the Company has retained PM&P for any other purpose.
The following selection criteria were used to develop the comparative peer group that the compensation committee and its compensation consultant used in assessing the competitiveness of our executive compensation for purposes of fiscal 2012 compensation actions:

•	Companies with revenues within a similar range (0.25x to 3.5x)

•	Companies with similar market capitalizations

•	Companies within the technology industry

•	Companies with a similar business strategy

◦	Highly innovative product(s) and/or technological advancement

◦	Moderate to high growth over a 1-, 3-, and 5- year period

◦	Moderate mix of sales in the United States and internationally

•	Companies with moderate to high level of research and development expense

•	Where possible, companies with two or more lines of business - i.e. defense and commercial electronics
Due to exclustion of Argon ST, Inc. and ICx Technologies Inc. (both companies were acquired), Esterline Technologies Corp., Mercury Computer Systems, Inc., and SeaChange International Inc. were added to the 2012 peer group. The resulting peer group consisted of the following 16 firms:

Accuray Incorporated	Mercury Computer Systems Inc.
AeroVironment, Inc.	Orbital Sciences Corporation
American Science & Engineering, Inc.	Plantronics, Inc.
Audiovox Corp.	SeaChange International Inc.
Bruker Corporation	Synaptics Incorporated
Cognex Corporation	Tivo Inc.
Esterline Technologies Corp.	Trimble Navigation Ltd.
Intuitive Surgical Inc.	Universal Electronics Inc.

These sixteen companies, at the time of the analysis, had median annual revenues of $503 million and a median market capitalization of $923 million, compared to our 2012 annual revenue of $436 million and year-end market capitalization of $516 million.
We will annually reassess the relevance of our peer group and make changes when judged appropriate. We believe that the use of benchmarking is an important factor in remaining competitive with our peers and furthering our objective of attracting, motivating and retaining highly qualified personnel.
The compensation committee reviews all components of compensation for named executive officers. In accordance with its charter, the compensation committee also, among other responsibilities, administers our incentive compensation plan, and reviews and makes recommendations to management on company-wide compensation programs and practices. In setting compensation levels for our executive officers in fiscal 2012, the compensation committee considered many factors in addition to the benchmarking described above, including, but not limited to:

•	the scope and strategic impact of the executive officer's responsibilities,

•	our past business and segment performance, and future expectations,

•	our long-term goals and strategies,

•	the performance and experience of each individual,

•	past compensation levels of each individual and of the named executive officers as a group,

•	relative levels of pay among the executive officers,

•	the amount of each component of compensation in the context of the executive officer's total compensation and other benefits,

•	for each named executive officer, other than the chief executive officer, the evaluations and recommendations of the chief executive officer, and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant's analysis.
The compensation committee determines compensation for our chief executive officer using the same factors it uses for other executive officers, while placing greater emphasis on performance-based opportunities through long-term equity and short term cash incentive compensation, which we believe better aligns our chief executive officer's interests with our success and the interests of our stockholders. In assessing the compensation paid to our chief executive officer, the compensation committee relies on both information from our selected benchmarks and its judgment with respect to the factors described above.
Elements of Compensation
Our executive compensation program consists of three primary elements: salary, long-term equity interest, primarily in the form of stock options and restricted stock units, and an annual cash incentive program based on both corporate and, if appropriate, divisional performance. All of our executive officers also are eligible for certain benefits offered to employees generally, including life, health, disability and dental insurance, as well as participation in our 401(k) plan. We have also entered into executive agreements with our executive officers that provide for certain severance benefits upon termination of employment, including a termination following a change in control of the Company.
Annual Cash Compensation
Base Salary. The compensation committee believes that our executive officers, including our chief executive officer, are paid salaries in line with their qualifications, experience and responsibilities. Salaries are structured so that they are within the range of salaries paid by the peer companies reviewed by the compensation committee in the technology and robotics industry. We begin our review of base salaries for each of our executives between the 40th and 60th percentiles in the technology and robotics industry and also take into consideration many additional factors (described below) that we believe enable us to attract, motivate and retain our leadership team in an extremely competitive environment. Salaries are reviewed generally on an annual basis.
The compensation committee reviewed the base salaries for each of our executive officers, taking into account an assessment of the individual's responsibilities, experience, individual performance and contribution to our performance, and also generally takes into account the competitive environment for attracting and retaining executives consistent with our business needs. With respect to each of our executive officers, other than Mr. Angle, Mr. Angle provided a detailed evaluation and recommendation related to base salary adjustments, if any.
In light of the considerations discussed above, the base salaries of our named executive officers were not increased for fiscal year 2012 as follows, with the exception of Mr. Beck and Mr. Weinstein who were each promoted during the year:

	2011 Base Salary	% Increase	2012 Base Salary
Colin M. Angle	$525,000	—%	$525,000
John J. Leahy	$375,000	—%	$375,000
Jeffrey A. Beck	$350,000	17.1%	$410,000
Glen D. Weinstein	$302,000	7.6%	$325,000
Joseph W. Dyer	$375,000	—%	$375,000
Russell J. Campanello	$300,000	—%	$300,000

In February 2012, Mr. Beck was promoted to Chief Operating Officer. In conjunction with the promotion, Mr. Beck's base salary was increased to $410,000.
In August 2012, Mr. Weinstein was promoted to Executive Vice President & Chief Legal Officer. In conjunction with the promotion, Mr. Weinstein's base salary was increased to $325,000.
We determined not to increase the base salaries of our other named executives officers for 2012 because of identified business challenges and desire to set an appropriate tone for the company as a whole.

In February 2013, as part of its annual review of compensation, the compensation committee increased Mr. Angle's base salary to $625,000 to better align his base salary compensation with the peer companies.  In addition, Mr. Beck's base compensation was raised to $430,000 and his target bonus award under our non-equity incentive compensation plan was increased to 75% of his base salary.  Mr. Campanello and Mr. Weinstein had their base salaries increased to $325,000 and $335,000, respectively.
We believe that the base salaries paid to our executive officers during our fiscal year 2012 helped to achieve our executive compensation objectives. In addition, we believe that the base salaries of our named executive officers, which range from 16% to 29% as a percentage of total compensation, are set at an appropriate level to keep a significant portion of executive compensation at risk as part of our compensation philosophy.
Other Benefits and Perquisites
We also have various broad-based employee benefit plans. Our executive officers participate in these plans on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis. We do not provide pension arrangements or post-retirement health coverage for our named executive officers or other employees. We also maintain insurance and other benefit plans for our employees. Other than as described below, we offer no perquisites that are not otherwise available to all of our employees.
Prior to Mr. Dyer's retirement and because Mr. Dyer maintained a personal residence in Maryland, we maintained a corporate apartment at which Mr. Dyer resided when working at our corporate headquarters in Bedford, Massachusetts, and we paid all travel expenses to and from our corporate headquarters. While we do not consider the corporate apartment or travel expenses for Mr. Dyer as perquisites for purposes of determining his overall compensation package, the incremental costs of the corporate apartment and travel expenses are reflected in the Summary Compensation Table as additional compensation for this named executive officer in accordance with SEC executive compensation disclosure regulations relating to perquisites.
Cash Incentive Compensation
The compensation committee believes that a portion of overall cash compensation for executive officers should be “at risk,” i.e., contingent upon successful achievement of significant financial and business objectives and implementation of our business strategy. For our named executive officers, including our chief executive officer, the granting of cash incentive payments is based on an evaluation of achievement against predetermined financial and operational metrics in accordance with our Senior Executive Incentive Compensation Plan that was adopted by the compensation committee. Target cash incentives for named executive officers are generally targeted between the 40th and 60th percentiles of similar cash incentives provided to officers in peer companies reviewed by the compensation committee in the technology and robotics industries. The amount of cash incentives paid to the named executive officers, however, is subject to the assessment of the compensation committee of our performance in general and the achievement of specific goals.
For fiscal 2012, the target bonus awards under our Senior Executive Incentive Compensation Plan for each of our named executive officers, as a percentage of base salary earned during the fiscal year, are summarized in the table below. These target bonus amounts were set at levels the compensation committee determined were appropriate in order to achieve our objective of retaining those executives who perform at or above the levels necessary for us to achieve our business plan, which, among other things, involved growing our company in a cost-effective way.

	Incentive Bonus Award Opportunity (% of base salary)
	Threshold (30% of target opportunity)	Target (100%)	Maximum (162.5% of target opportunity)
Colin M. Angle	30.0%	100%	162.500%
John J. Leahy	22.5%	75%	121.875%
Jeffrey A. Beck	19.5%	65%	105.625%
Joseph W. Dyer	19.5%	65%	105.625%
Glen D. Weinstein	18.0%	60%	97.500%
Russell J. Campanello	18.0%	60%	97.500%

 We designed our Senior Executive Incentive Compensation Plan to focus our executives on achieving key corporate financial objectives and strategic milestones, and to reward for substantial achievement of these company objectives. The 2012 performance goals and cash incentive payment criteria established by the compensation committee under our Senior Executive Incentive Compensation Plan were designed to require significant effort and operational success on the part of our named executive officers for achievement.
While the Senior Executive Incentive Compensation Plan is designed to provide cash incentive payments based upon objectively determinable formulas that tie cash incentive payments to specific financial goals and strategic milestones, the compensation committee retains the discretion to adjust cash incentive payments under the Senior Executive Incentive Compensation Plan based upon additional factors.
For each named executive officer, 100% of his target cash incentive compensation in 2012 was tied to key financial and operating performance measures.

The following table summarizes the performance measures, associated weightings and goals for each of the named executive officers. As discussed previously, the payout opportunity ranges from 30% of the target incentive opportunity for achieving threshold level of performance to 162.5% of the target incentive opportunity for achieving maximum level of performance.

Performance Measure	Weighting	Performance Goal
		Threshold	Target	Maximum
Adjusted EBITDA, excluding cash incentive compensation expense	60%	$76.9 million	$85.4 million	$102.5 million
Revenue	40%	$404.4 million	$505.5 million	$606.6 million
The compensation committee chose this mix of financial targets for the cash incentive compensation because it believed that executive officers should be focused on a small set of critical, team-based financial and operating metrics that reinforce the executive's role and impact. The compensation committee, however, determined that the available incentive compensation for the entire employee base - including the named executive officers - should be reduced on a dollar-for-dollar basis if Adjusted EBITDA, excluding cash incentive compensation expense fell below $76.9 million.
The following table shows our achievement against the various metrics used for calculating the 2012 cash incentive compensation for our named executive officers:

Metric	Minimum (80% of target for Company Revenue; 90% of Adjusted EBITDA, excluding cash incentive compensation expense)	Target (100%)	Maximum (120% of target)	2012 Actual Performance	Actual Percentage Earned (as % of target)
	$ in millions
Adjusted EBITDA, excluding cash incentive compensation expense	$76.9	$85.4	$102.5	$52.5	—
Company Revenue	$404.4	$505.5	$606.6	$436.2	—
Because Adjusted EBITDA fell below the minimum objectives established during the first quarter of 2012, no payments were made to named executive officers pursuant to the Senior Executive Incentive Compensation Plan.
Nevertheless, under the discretion afforded to the compensation committee, discretionary bonus awards were made to the named executive officers. These bonus payments were set at between 20-46% of the executive's original target. In determining the appropriateness of discretionary payments, the compensation committee considered the contributions of the individual, partial achievement of the company revenue targets along with significant business accomplishments during the year including:

•
Full-year domestic Home Robot revenue growth of more than 40 percent, coupled with international revenue growth of 22 percent, driving a 28 percent year-over-year increase in full-year Home Robot revenue.

•	Aggressive expense management to reduce costs and preserve profitability in light of severe decline in defense revenue.

•	The acquisition of Evolution Robotics, Inc., including activities related to integration of Evolution Robotics, Inc. products, operations and technology.

•	Comprehensive reorganization of the company, improving organizational alignment and reducing headcount by 17%.

The compensation committee viewed these detailed actions as critical to positioning the company for future success.

The following table summarizes the resulting 2012 discretionary bonus awards paid to the executives

	Original Target Incentive Opportunity ($)	Discretionary Bonus Earned for 2012 Performance
		% of Target	$
Colin M. Angle	$525,000	20%	$105,000
John J. Leahy	$281,250	40%	$112,500
Jeffrey A. Beck	$260,500	40%	$104,200
Joseph W. Dyer(1)	$204,375	—	—
Glen D. Weinstein	$186,243	40%	$74,497
Russell J. Campanello	$180,000	46%	$82,000
(1) Mr. Dyer retired from the Company on October 31, 2012 and therefore was ineligible to receive a bonus payment for 2012.
Long-Term Incentives
Executive officers (and other employees) are eligible to receive restricted stock, stock option grants, restricted stock units and other stock awards that are intended to promote success by aligning employee financial interests with long-term shareholder value. A significant portion of these long-term incentives has an "at risk" element, reflecting the compensation committee's intent to align compensation with driving long-term shareholder value. These stock-based incentives are awarded based on various factors primarily relating to the responsibilities of the individual officer or employee, their past performance, anticipated future contributions and prior grants. In general, our compensation committee bases its decisions to grant stock-based incentives on recommendations of our chief executive officer and the compensation committee's analysis of peer group compensation information, with the intention of keeping the executives' overall compensation, including the equity component of that compensation, at a competitive level with the comparator companies reviewed by the compensation committee in the technology and robotics industries. Our compensation committee also considers the number of shares of common stock outstanding, the number of shares of common stock authorized for issuance under our equity compensation plans, the number of options and shares held by the executive officer for whom an award is being considered and other elements of the officer's compensation, as well as our compensation objectives and policies described above.
During fiscal year 2012, we granted stock options and restricted stock unit awards to our named executive officers. We also granted stock options and restricted stock unit awards to Messrs. Beck and Weinstein in connection with promotions during 2012. As part of the annual review of our equity compensation program, the compensation committee considered a variety of long-term equity incentive structures. For fiscal 2012, the compensation committee allocated 20% of the total value of our long-term annual equity awards to senior executives in stock options and 80% in restricted stock units. The compensation committee believes a mix in our long-term equity awards between stock options and restricted stock units aligns the incentives of our executives with the interests of our stockholders and the long-term performance of the company by directly tying a significant portion of the value that may be realized from our equity compensation to an increase in our stock price. As with the determination of base salaries and short term incentive payments, the compensation committee exercises subjective judgment and discretion in view of the above criteria.
Stock Ownership Guidelines
We introduced equity ownership guidelines in 2011 to further align the interests of our senior management and directors with those of our stockholders. Under the guidelines, executives are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position. The guidelines range from two times base salary to six times base salary for our chief executive officer. In addition, under the guidelines, our directors are expected to hold common stock in an amount equal to six times their current board retainer fee. For purposes of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock and in-the-money vested stock options, but does not include unvested restricted stock units or unvested stock options. Executives and directors are expected to meet their ownership guidelines within five years of becoming subject to the guidelines.
Executive Agreements
We have entered into executive agreements with each of our executive officers. The executive agreements provide for severance payments equal to 50% of such officer's annual base salary, as well as certain continued health benefits, in the event that we terminate his or her employment other than for cause. In addition, these executive agreements provide that if we experience a change in control and the employment of such officer is terminated without cause, or if such officer terminates his or her employment for Good Reason, as defined in the agreement, following the change in control, then all unvested equity held by such officer become fully-vested and immediately exercisable and such officer is entitled to severance payments equal to 200% of his or her current annual base salary and 200% of such officer's target cash incentive, as well as certain continued health benefits. There are no tax gross-ups under the executive agreements.
It is the belief of the compensation committee that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and are necessary in order to hire and/or retain our executives.
Tax Deductibility of Executive Compensation
In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. We have considered the limitations on deductions imposed by Section 162(m) of the Code and it is our present intention, for so long as it is consistent with our overall compensation objective, to structure executive compensation to minimize application of the deduction limitations of Section 162(m) of the Code.

Risk Oversight of Compensation Programs
The compensation committee annually reviews and believes that our compensation program for executive officers is not structured to be reasonably likely to present a material adverse risk to us based on the following factors:

•	Our compensation program for executive officers is designed to provide a balanced mix of cash and equity, annual and longer-term incentives, and performance targets.

•
The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus primarily on stock price performance to the detriment of other important business metrics.

•
Our stock option grants, restricted stock awards and restricted stock unit grants generally vest over four years and, in the case of stock options, are only valuable if our stock price increases over time.

•	Maximum payout levels for cash incentive compensation are capped.

•	Our stock ownership guidelines align the interests of our executive officers with those of our stockholders.
Compensation Consultant Independence

Pursuant to its charter, the compensation committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant.  We have provided appropriate funding to the compensation committee to do so.

In 2011 in preparation for the 2012 fiscal year, the compensation committee retained PM&P as its independent executive compensation consultant.  None of our management team participated in the compensation committee's decision to retain PM&P.  PM&P reports directly to the compensation committee, and the compensation committee may replace PM&P or hire additional consultants at any time.  PM&P attends meetings of the compensation committee, as requested, and communicates with the chairman of the compensation committee between meetings; however, the committee makes all decisions regarding the compensation of the Company's executive officers.

PM&P provides various executive compensation services to the compensation committee with respect to our executive officers and other key employees at the committee's request.  The services PM&P provides include advising the compensation committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design and awards in relationship to our performance.

The compensation committee now reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services.  The compensation committee conducted a specific review of its relationship with PM&P in 2012, and determined that PM&P's work for the compensation committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act and by the SEC and NASDAQ.  In making this determination, the compensation committee noted that during 2012:

•
PM&P did not provide any services to us or our management other than service to the compensation committee, and it its services were limited to executive compensation consulting.  Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing ;

•	Fees paid by us were 0.1 % of PM&P's total revenue for the period December 2011 through November 2012;

•	PM&P maintains a Conflicts Policy which was provided to the compensation committee with specific policies and procedures designed to ensure independence;

•	None of the PM&P consultants on our account had any business or personal relationship with our compensation committee members;

•	None of the PM&P consultants on our account, or PM&P had any business or personal relationship with our executive officers; and

•	None of the PM&P consultants on our account directly own shares of our stock.

The compensation committee continues to monitor the independence of its compensation consultant on a periodic basis.

Executive Compensation Summary
The following table sets forth summary compensation information for our chief executive officer, chief financial officer and the three other most highly compensated executive officers:
SUMMARY COMPENSATION TABLE - 2012

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)	Total ($)
Colin M. Angle Chairman, Chief Executive Officer and Director	2012	525,000	105,000	2,160,438	535,742	—	7,500	3,333,680
	2011	519,231	—	763,344	754,374	692,158	7,350	2,736,457
	2010	463,897	—	439,230	817,477	578,926	7,350	2,306,880
John J. Leahy(5) Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer	2012	375,000	112,500	666,080	165,020	—	7,500	1,326,100
	2011	373,531	—	311,364	307,508	324,433	7,350	1,324,186
	2010	360,849	—	179,322	333,950	346,683	7,350	1,228,154

Jeffrey A. Beck(6) Chief Operating Officer	2012	403,077	104,200	1,255,942	310,322	—	7,500	2,081,041
	2011	347,960	—	225,990	223,642	302,029	7,350	1,016,971
	2010	331,469	5,000	82,764	154,241	322,908	7,350	903,732
Joseph W. Dyer(7)(8) Former Chief Strategy Officer	2012	314,423	—	666,080	165,020	—	55,510	1,201,033
	2011	373,500	—	311,364	307,508	324,398	28,861	1,345,631
	2010	343,885	27,808	239,876	446,512	291,606	27,661	1,377,348
Glen D. Weinstein Executive Vice President and Chief Legal Officer	2012	311,289	74,497	593,019	146,916	—	7,500	1,133,221

Russell Campanello Senior Vice President, Human Resources	2012	300,000	82,000	557,060	72,176	—	7,500	1,018,736
	2011	300,000	—	—	—	200,700	7,350	508,050
	2010	51,923	—	858,550	1,257,380	—	—	2,167,853

(1)	Represents salary earned in the fiscal years presented which covered 52 weeks for fiscal years 2012, 2012 and 2010.

(2)
Represents the aggregate grant date fair value for stock and option awards granted in the fiscal years ended December 29, 2012, December 31, 2011 and January 1, 2011, as appropriate, in accordance with FASB ASC Topic 718. See the information appearing in note 9 to our consolidated financial statements included as part of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 for certain assumptions made in the valuation of stock and option awards.

(3)
Excludes medical, group life insurance and certain other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers which do not exceed $10,000.

(4)
Represents 401(k) matching contributions for each of our named executive officers. For Mr. Dyer, perquisites for 2012 also include $5,644 for use of a company apartment when he is working at our corporate headquarters and $13,520 for travel expenses to and from our corporate headquarters. Mr. Dyer also received a $28,846 payment in 2012 for accrued, unused vacation upon his termination of employment on October 31, 2012.

(5)	Mr. Leahy resigned as Executive Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer effective April 5, 2013.

(6)
Mr. Beck received a bonus payment of $5,000 for fiscal 2010 based upon a number of factors including completion of significant business and operational milestones and the comparable cash incentive compensation of companies within our peer group.

(7)
Mr. Dyer received a bonus payment of $27,808 for fiscal year 2010 based upon a number of factors including completion of significant business and operational milestones and the comparable cash incentive compensation of companies within our peer group.

(8)	Mr. Dyer resigned as Chief Strategy Officer effective October 15, 2012.

Grants of Plan-Based Awards in 2012
The following table sets forth, for each of the named executive officers, information about grants of plan-based awards during fiscal year 2012:
GRANTS OF PLAN-BASED AWARDS — 2012

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Colin M. Angle	—	262,500	525,000	1,050,000	—	—	—	—
	3/9/2012	—	—	—	81,250	—	—	2,160,438
	3/9/2012	—	—	—	—	40,825	26.59	535,742
John J. Leahy	—	140,625	281,250	562,500	—	—	—	—
	3/9/2012	—	—	—	25,050	—	—	666,080
	3/9/2012	—	—	—	—	12,575	26.59	165,020
Jeffrey A. Beck	—	130,250	260,500	521,000	—	—	—	—
	3/9/2012	—	—	—	22,700	—	—	603,593
	9/7/2012	—	—	—	25,100	—	—	652,349
	3/9/2012	—	—	—	—	11,400	26.59	149,601
	9/7/2012	—	—	—	—	12,600	25.99	160,721
Joseph W. Dyer(3)	—	102,188	204,375	408,750	—	—	—	—
	3/9/2012	—	—	—	25,050	—	—	666,080
	3/9/2012	—	—	—	—	12,575	26.59	165,020
Glen D. Weinstein	—	93,122	186,243	372,486	—	—	—	—
	3/9/2012	—	—	—	11,575	—	—	307,779
	9/7/2012	—	—	—	10,975	—	—	285,240
	3/9/2012	—	—	—	—	5,825	26.59	76,441
	9/7/2012	—	—	—	—	5,525	25.99	70,475
Russell J. Campanello	—	90,000	180,000	360,000	—	—	—	—
	3/9/2012	—	—	—	20,950	—	—	557,060
	3/9/2012	—	—	—	—	5,500	26.59	72,176

(1)
This reflects the threshold, target and maximum incentive cash payout levels established under our Senior Executive Incentive Compensation Plan. The actual amounts paid for fiscal year 2012 are disclosed in the “Bonus” column of the Summary Compensation Table.

(2)	All stock awards and option awards were made pursuant to our 2005 Stock Option and Incentive Plan (the “2005 Plan”).

(3)	Mr. Dyer's employment terminated on October 31, 2012 and, as a result, he was ineligible to participate in the incentive compensation plan.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth, for each of the named executive officers, information about unexercised option awards and unvested restricted stock and restricted stock unit awards that were held as of December 29, 2012.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2012

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Colin M. Angle	5/25/2007	21,333	—	16.03	5/25/2014	—	—
	3/28/2008	26,000	—	17.13	3/28/2015	—	—
	2/20/2009	69,215	4,614	7.76	2/20/2016	8,859	164,689
	4/2/2010	71,220	42,730	14.52	4/2/2017	15,124	281,155
	4/1/2011	16,950	28,250	33.48	4/1/2018	17,100	317,889
	3/9/2012	—	40,825	26.59	3/9/2019	81,250	1,510,438
John J. Leahy	6/27/2008	37,501	—	14.05	6/27/2015	—	—
	2/20/2009	4,895	979	7.76	2/20/2016	1,879	34,931
	4/2/2010	11,640	17,455	14.52	4/2/2017	6,174	114,775
	4/1/2011	6,910	11,515	33.48	4/1/2018	6,975	129,665
	3/9/2012	—	12,575	26.59	3/9/2019	25,050	465,680
Jeffrey A. Beck	4/24/2009	28,125	18,750	9.80	4/24/2016	8,750	162,663
	4/2/2010	4,032	8,062	14.52	4/2/2017	2,850	52,982
	4/1/2011	5,025	8,375	33.48	4/1/2018	5,062	94,103
	3/9/2012	—	11,400	26.59	3/9/2019	22,700	421,993
	9/7/2012	—	12,600	25.99	3/9/2019	25,100	466,609
Joseph W. Dyer	2/18/2004	2	—	2.33	2/18/2014	—	—
	5/25/2007	833	—	16.03	5/25/2014	—	—
	3/28/2008	14,000		17.13	3/28/2015
	2/20/2009	13,742	1,963	7.76	2/20/2016	3,769	70,066
	4/2/2010	16,557	16,555	14.52	4/2/2017	5,850	108,752
	10/1/2010	6,923	6,922	18.61	10/1/2017	1,880	34,949
	4/1/2011	6910	11,515	33.48	4/1/2018	6,975	129,665
	3/9/2012	—	12,575	26.59	3/9/2019	25,050	465,680
Glen D. Weinstein	5/25/2007	23,500	—	16.03	5/25/2014	—	—
	3/28/2008	14,000	—	17.13	3/28/2015	—	—
	2/20/2009	22,149	1,476	7.76	2/20/2016	2,835	52,703
	4/2/2010	14,875	8,925	14.52	4/2/2017	3,150	58,559
	4/1/2011	4,266	7,109	33.48	4/1/2018	4,312	80,160
	3/9/2012		5,825	26.59	3/9/2019	11,575	215,179
	9/7/2012	—	5,525	25.99	9/7/2019	10,975	204,025
Russell Campanello	12/30/2010	43,750	56,250	24.53	12/30/2017	26,250	487,988
	3/9/2012	—	5,500	26.59	3/9/2019	20,950	389,461

(1)
Stock option grants vest over a four-year period, at a rate of twenty-five percent (25%) on the first anniversary of the grant, and quarterly thereafter with the exception of Mr. Dyer's March 9, 2012 grant, which vests in three equal installments beginning on the first anniversary of the grant.

(2)
Restricted stock unit awards vest over a four-year period, at a rate of twenty-five percent (25%) on each anniversary of the grant with the exception of Mr. Dyer's March 9, 2012 grant, which vests in three equal installments beginning on the first anniversary of the grant.

(3)	Amounts disclosed in this column were calculated based on the fair market value of our common stock.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock unit awards during the year December 29, 2012.
OPTION EXERCISES AND STOCK VESTED — 2012

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Colin M. Angle	—	—	26,197	701,535
John J. Leahy	26,431	620,648	22,292	520,330
Jeffrey A. Beck	10,719	232,560	11,863	299,114
Joseph W. Dyer	—	—	12,834	341,396
Glen D. Weinstein	9,500	197,628	7,685	206,224
Russell Campanello	—	—	—	—

(1)
Amounts disclosed in this column were calculated based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Exchange Act.

(2)	Amounts disclosed in this column were calculated based on the fair market value of the shares on the date of settlement upon vesting .
Potential Benefits Upon Termination or Change in Control
Severance and Change in Control Arrangements in General
The executive agreements described in the “Compensation Discussion and Analysis” section provide that, upon termination of the executive officer’s employment without cause, the executive officer is entitled to severance payments equal to 50% of the executive officer’s base salary and continued health plan premium payments for up to six months. The executive agreements also provide that, upon an involuntary termination upon a change in control, or upon a resignation for good reason upon a change in control, the executive officer is entitled to 200% of the executive officer’s current base salary, 200% of the executive officer’s current target cash incentive compensation, continued health plan premium payments for up to two years, and full vesting of all unvested stock, stock options, awards and units.
Cash Payments and/or Acceleration of Vesting Following Certain Termination Events
Assuming the employment of our named executive officers was terminated involuntarily and without cause (not in connection with a change in control) on December 29, 2012, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the tables below, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended.

Name	Base Salary ($)	Continuation of Health Plan Premium Payments ($)	Total ($)
Colin M. Angle	262,500	11,735	274,235
John J. Leahy	187,500	11,893	199,393
Jeffrey A. Beck	205,000	11,893	216,893
Joseph W. Dyer(1)	187,500	288	187,788
Glen D. Weinstein	162,500	10,479	172,979
Russell Campanello	150,000	11,893	161,893

(1)	Joseph W. Dyer resigned as Chief Strategy Officer effective October 15, 2012. Accordingly, Mr. Dyer is not entitled to the amounts set forth in the above table.
Assuming the employment of our named executive officers was terminated involuntarily and without cause, or such officers resigned with good reason, during the one-year period following a change in control on December 29, 2012, our named executive officers would be entitled to cash payments in the amounts set forth opposite their names in the below table, subject to any deferrals required under Section 409A of the Internal Revenue Code of 1986, as amended, and acceleration of vesting as set forth in the table below. The total amount payable to each executive officer is subject to reduction in certain circumstances if the amount would cause the executive officer to incur an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. The following table provides the market value (that is, the value based upon our stock price on December 29, 2012, minus the exercise price) of stock options and restricted stock units that would become exercisable or vested as a result of these acceleration events as of December 29, 2012.

Name	Base Salary ($)	Bonus ($)	Continuation of Health Plan Premium Payments ($)	Market Value of Stock Options ($)	Market Value of Restricted Stock and Restricted Stock Units ($)	Total ($)
Colin M. Angle	1,050,000	1,050,000	46,940	223,881	2,274,170	4,644,991
John J. Leahy	750,000	562,500	47,572	81,644	745,050	2,186,766
Jeffrey A. Beck	820,000	533,000	47,572	197,625	1,198,349	2,796,546
Joseph W. Dyer(1)	750,000	487,500	1,151	88,638	809,111	2,136,400
Glen D. Weinstein	650,000	390,000	41,915	52,310	610,626	1,744,851
Russell Campanello	600,000	360,000	47,572	—	877,448	1,885,020

(1)	Joseph W. Dyer resigned as Chief Strategy Officer effective October 15, 2012. Accordingly, Mr. Dyer is not entitled to the amounts set forth in the above table.

Director Compensation
In connection with our efforts to attract and retain highly-qualified individuals to serve on our board of directors, we maintain a cash and equity compensation policy for our non-employee members of our board of directors. In 2012, each of our non-employee members of our board of directors was entitled to the following cash compensation:

Annual retainer for Board membership	$35,000
Annual retainer for lead independent director	$7,000
Audit Committee
Annual retainer for committee membership	$10,000
Additional retainer for committee chair	$10,000
Compensation Committee
Annual retainer for committee membership	$7,500
Additional retainer for committee chair	$7,500
Nominating and Corporate Governance Committee
Annual retainer for committee membership	$5,000
Additional retainer for committee chair	$5,000
Pursuant to our Non-employee Directors’ Deferred Compensation Program, each non-employee director may elect in advance to defer the receipt of these cash fees. During the deferral period, the cash fees will be deemed invested in stock units. The deferred compensation will be settled in shares of our common stock upon the termination of service of the director or such other time as may have been previously elected by the director. The shares will be issued from our 2005 Plan.
In 2012, each of our non-employee members of our board of directors was entitled to the following equity compensation under our 2005 Plan:

Upon initial election to the board of directors, a non-employee director will receive a one-time grant of restricted stock units having a fair market value of $220,000, measured at the end of the tenth week of the fiscal quarter in which the director was elected, which will vest over a four-year period at a rate of twenty-five percent (25%) on each of the first four anniversaries of the grant.

At the end of the tenth week of the fiscal quarter in which our annual meeting of stockholders occurs, each non-employee director will receive a grant of restricted stock units having a fair market value of $110,000, which will vest on the earlier of the date of the first anniversary of such grant or the date of the first annual meeting of stockholders following the date of grant.

All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

The following table provides compensation information for the fiscal year ended December 29, 2012 for each non-employee member of our board of directors. No member of our board of directors employed by us receives separate compensation for services rendered as a member of our board of directors.
DIRECTOR COMPENSATION TABLE — 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Ronald Chwang, Ph.D.	42,500	109,993	152,493
Gail Deegan	45,000	109,993	154,993
Deborah G. Ellinger	40,625	109,993	150,618
Jacques S. Gansler, Ph.D.	40,000	109,993	149,993
Andrea Geisser	55,000	109,993	164,993
Paul J. Kern, Gen. U.S. Army (ret.)(1)	41,875	109,993	151,868
George C. McNamee	62,000	109,993	171,993
Peter T. Meekin	40,000	109,993	149,993
Paul L. Sagan(1)	45,000	109,993	154,993

(1)	Gen. Kern and Mr. Sagan deferred all of their 2012 cash compensation pursuant to our Non-employee Directors’ Deferred Compensation Program under which they received stock units in lieu of cash.

(2)
Represents the grant date fair value of restricted stock units awarded in the fiscal year ended December 29, 2012 in accordance with FASB ASC Topic 718. The grant date fair value is the fair market value of our common stock on the date of grant.

The non-employee members of our board of directors who held such position on December 29, 2012 held the following aggregate number of unexercised options and unvested restricted stock units as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Ronald Chwang, Ph.D.	53,000	5,181
Gail Deegan	—	9,769
Deborah G. Ellinger	—	12,551
Jacques S. Gansler, Ph.D.	50,000	5,181
Andrea Geisser	80,000	5,181
Paul J. Kern, Gen. U.S. Army (ret.)	80,000	5,181
George C. McNamee	90,000	5,181
Peter T. Meekin	50,000	5,181
Paul L. Sagan	50,000	5,181

Transactions with Related Persons
Other than compensation agreements and other arrangements which are described in “Compensation Discussion & Analysis,” in 2012, there was no transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Our board of directors has adopted a written related party transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy with regard to related party transactions is that all related party transactions are to be reviewed by our general counsel, who will determine whether the contemplated transaction or arrangement requires the approval of the board of directors, the nominating and corporate governance committee, both or neither.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS
The audit committee of the board of directors has retained the firm of PricewaterhouseCoopers LLP, independent registered public accountants, to serve as independent registered public accountants for our 2013 fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1999. The audit committee reviewed and discussed its selection of, and the performance of, PricewaterhouseCoopers LLP for our 2012 fiscal year. As a matter of good corporate governance, the audit committee has determined to submit its selection to stockholders for ratification. If the selection of independent registered public accountants is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The audit committee of the board of directors has implemented procedures under our audit committee pre-approval policy for audit and non-audit services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the audit committee. Specifically, the audit committee pre-approves the use of PricewaterhouseCoopers LLP for specified audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the audit committee before it may be provided by PricewaterhouseCoopers LLP. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the audit committee. For additional information concerning the audit committee and its activities with PricewaterhouseCoopers LLP, see “The Board of Directors and Its Committees” and “Report of the Audit Committee of the Board of Directors.”
Representatives of PricewaterhouseCoopers LLP attended all of the standard audit committee meetings in 2012. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.
PricewaterhouseCoopers LLP Fees
The following table shows the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP to us during the fiscal years December 29, 2012 and December 31, 2011.

	2012	2011
Audit Fees	$819,724	$837,421
Audit-Related Fees	53,775	—
Tax Fees	39,500	133,390
All Other Fees	3,394	3,394
Total	$916,393	$974,205

Audit Fees
Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, statutory filings, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
Audit-Related Fees
Consists of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.”
Tax Fees
Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax planning compliance.

All Other Fees
All other fees include licenses to technical accounting research software. The audit committee has determined that the provision of services described above to us by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP
AS iROBOT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2013.

PROPOSAL 3
ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS
The following proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our annual meeting of stockholders:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
This vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
At our 2011 annual meeting of stockholders, our stockholders voted, on a non-binding, advisory basis, for the Company to hold future, non-binding advisory votes on the compensation of our named executive officers on an annual basis. After taking into consideration this voting result, our board of directors determined that it intends to hold non-binding, advisory votes on the compensation of our named executive officers every year.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4
SHAREHOLDER PROPOSAL ENTITLED “PROXY ACCESS FOR SHAREHOLDERS”

On December 13, 2012, the Company received by electronic mail a letter dated December 4, 2012 containing the following proposal from Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, beneficial owner of 100 shares of the Company's common stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us:

The Board of Directors of iRobot does not support the adoption of the resolution proposed below and asks shareholders to consider management’s response, which follows the shareholder proposal.

Shareholder Proposal

Proposal 4 - Proxy Access for Shareholders

WHEREAS, Our company's stock price declined over one and two year periods, being relatively flat over five years. Our CEO chairs the board. A June 2012 GMI Ratings report found that companies with a separate CEO and chair provide investors with five-year shareholder returns nearly 28% higher than those with combined roles. Our company has a classified board elected on a plurality basis. Shareowners cannot call a special meeting or take action by written consent. A supermajority is required to amend specific bylaws. Our company even has a poison pill not ratified by shareowners. These poor governance policies make it difficult for shareowners to hold individual board members accountable. It is time we allowed shareowners to nominate conscientious independent directors who will move our company forward.

RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:

1.	The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board's nominees, alphabetically by last name, nominees of:
a. Any party of one or more shareowners that has collectively held, continuously for two years, at least one percent but less than five percent of the Company's securities eligible to vote for the election of directors, and/or
b. Any party of shareowners of whom 50 or more have each held continuously for one year a number of shares of the Company's stock that, at some point within the preceding 60 days, was worth at least $2,000 and collectively at least one half of one percent but less than five percent of the Company's securities eligible to vote for the election of directors.

2.	For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such party.

3.
Parties nominating under 1(a) may collectively, and parties nominating under 1(b) may collectively, make nominations numbering up to 24% of the company's board of directors. If either group should exceed its 24% limit, opportunities to nominate shall be distributed among parties in that group as evenly as possible.

4.
If necessary, preference among 1(a) nominators will be shown to those shareowners/groups holding the greatest number of the Company's shares for at least two years, and preference among 1(b) nominators will be shown to those groups with the greatest number of shareowners who have each held continuously for one year a number of shares of the Company's stock that, at some point within the preceding 60 days, was worth at least $2,000.

5.	Nominees may include in the proxy statement a 500 word supporting statement.

6.
Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the Company's governing documents.

Please vote to protect shareholder value:

Proxy Access for Shareholders - Proposal 4

Board Recommendation

Our Board of Directors unanimously recommends a vote "AGAINST" this proposal

After thoughtful consideration, the board of directors recommends a vote against the proposal because:

•	The proposal has eligibility standards that are inappropriately low and would be impractical and expensive for the Company to implement.

•
The proposal is unnecessary because the Company's policies and procedures already provide the Company's stockholders with the opportunity to have meaningful input in the director nomination and election process.

•
The Nominating and Corporate Governance Committee is best positioned to review and recommend director nominees who have the skills and qualifications to enhance the effectiveness of the board of directors and who will represent the interests of all stockholders and not just those with a narrow agenda.

•	The proposal strips the ability of the board of directors to fulfill its duty of identifying and evaluating potential board members.

•	The proposal strips the ability of the board of directors to fulfill its duty of identifying and evaluating potential board members.

•	The proposal requests the Company to take action but does not provide clear guidelines as to what action to take.

The proposal has eligibility standards that are inappropriately low and would be impractical and expensive for the Company to implement. The eligibility requirements to submit a director nomination contained in the proposal are inappropriately low. The thresholds in the proposal at issue here would require (i) a group of stockholders to own only 1% of the outstanding shares of the Company's common stock for two years or (ii) a group of 50 or more stockholders to each own as little as $2,000 of common stock and for the group to collectively own one half of one percent of the Company's common stock, for one year. The proposal's low thresholds subject the Company to significant additional expense and diversion of management time and energy. Just one nomination by a group of 50 stockholders would require the Company to verify the amount and duration of common stock ownership of at least 50 stockholders. This means the Company could be required to verify the share ownership of possibly numerous individuals each year. In many cases, because smaller holdings of the Company's common stock are held in brokerage accounts, the Company would have to investigate through the brokerage firms whether the requirements of the stockholder proposal have been met. We do not think that such investigations constitute the best use of the Company's resources. Allowing stockholders who exhibit such an immaterial investment in the Company to make nominations using the Company's proxy materials could lead to the election of “special interest directors” who may be inclined to represent the interests of the stockholders who have nominated them rather than the overall interests of all stockholders. Unlike the board of directors, individual stockholders or stockholder groups that would be eligible to invoke the new powers suggested by the proposal owe no legal duties to any of their fellow stockholders to act in their best interests, and the board of directors believes it is inadvisable for the Company to subsidize the proxy challenges that may be designed to further narrow agendas irrespective of stockholder interests generally. Additionally, the Company already bears the expense of filing and distributing proxy materials which would contain the stockholder nominee, and the board of directors is likely to feel compelled to undertake an additional and expensive campaign to inform stockholders of the reasons the stockholder nominee should not be elected. It is worth noting that the United States Court of Appeals for the District of Columbia overturned the SEC's proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

The proposal is unnecessary because the Company's stockholders already have the opportunity to have meaningful input in the nomination and election process. The proposal is not necessary because stockholders already have a meaningful voice in electing directors; they can already recommend and nominate director candidates. The Nominating and Corporate Governance Committee has a defined procedure for individuals to recommend director candidates, which is described above in “Policies Governing Director Nominations.” The policies are designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's purposes. This process gives stockholders an opportunity to recommend director candidates to the board of directors and have their qualifications properly reviewed by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is best positioned to review and recommend director nominees who have the skills and qualifications to enhance the effectiveness of the board of directors and who will represent the interests of all stockholders and not just those with a narrow agenda. Each member of the Nominating and Corporate Governance Committee (as well as 90% of the directors on our board) is an independent director. The Nominating and Corporate Governance Committee has the responsibility to identify and nominate qualified director candidates to serve on our board of directors. An effective board is made up of individuals having disparate talents and experiences. The Nominating and Corporate Governance Committee, and not an individual stockholder, is best equipped to evaluate the particular talents and experiences of potential nominees, to determine whether these are congruous with the talents and experiences of the other directors and to assess each candidate's commitment to the long-term best interests of the Company.

The proposal strips the ability of the board of directors to fulfill its duty of identifying and evaluating potential board members. The proposal is not in the best interests of stockholders because any nominee, regardless of business and personal background, nominated by a stockholder or a stockholder group meeting the criteria articulated in the proposal would have to be included in the proxy materials and included on the proxy card. The proposal removes a basic duty of corporate governance (the identification and evaluation of board members) from the board of directors and would require the inclusion of any nominee regardless of his or her relationship to the Company, education, personal history, competency and personal attributes.

The proposal could have an adverse impact on board process and the ability to function as a cohesive board of directors. Proxy access could have a significant negative impact on the effective functioning of the board of directors. Our board is characterized by frank and open dialogue with management, the primary goal of which is to advance the long-term interests of our stockholders. Proxy access threatens to create a politicized environment, potentially straining relationships among directors and between management and the board of directors, particularly if stockholder-nominated directors were focused on pursuing special interests. The proposal, if approved, could disrupt board harmony and cohesiveness, and result in a less effective board of directors that includes less independent and qualified individuals. Under the proposal, proxy access nominees would not have to satisfy the NASDAQ or the Company's independence standards or the Company's minimum qualifications for directors discussed herein. A nominee who does not satisfy the independence standards would not be eligible to serve on the Company's audit, governance or compensation committees. This may lead to two (or more) hierarchies of directors, consisting of those directors who satisfy the board of directors' independence and qualification standards and those nominated by stockholders who do not meet those standards, resulting in a fragmented and dysfunctional board. Moreover, a director elected by one stockholder group in one year may face successful opposition from a director nominated by another stockholder group in a subsequent year, setting up ongoing instability on the board of directors.

The proposal requests the Company to take action but does not provide clear guidelines as to what action to take. The proposal is confusing because, if approved, it would require the board of directors to amend the Company's amended and restated bylaws and the Company's other governing documents but it does not include the specific language the proponent is seeking to include in the governing documents. This failure could leave the board of directors unable to comply with the proposal, cause the Company undue expense as it attempts to draft revisions to the Company's governing documents that would implement the proposal, and expose the board of directors to potential costly litigation if it fails to craft language acceptable to the proponent.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL and your proxy will be so voted unless you specify otherwise.

OTHER MATTERS
The board of directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
STOCKHOLDER PROPOSALS
Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2014 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the Securities and Exchange Commission, must be received at the Company’s principal executive offices not later than December 11, 2013. Stockholders who wish to make a proposal at the 2014 annual meeting — other than one that will be included in the Company’s proxy statement — must notify us between January 22, 2014 and February 21, 2014. If a stockholder who wishes to present a proposal fails to notify us by February 21, 2014 and such proposal is brought before the 2014 annual meeting, then under the Securities and Exchange Commission’s proxy rules, the proxies solicited by management with respect to the 2014 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s proxy rules. In order to curtail controversy as to the date on which we received a proposal, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based solely on our review of copies of such filings we believe that all such persons complied on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 29, 2012.
EXPENSES AND SOLICITATION
The cost of solicitation of proxies will be borne by us and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We may also retain an independent proxy solicitation firm to assist in the solicitation of proxies.
HOUSEHOLDING OF PROXY MATERIALS
Our 2012 Annual Report, including audited financial statements for the fiscal year ended December 29, 2012, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, Broadridge Financial Solutions has undertaken an effort to deliver only one Annual Report and one proxy statement to multiple shareholders sharing an address. This delivery method, called “householding,” is not being used, however, if Broadridge has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any shareholder who sends a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel, (781) 430-3000. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to iRobot Corporation, 8 Crosby Drive, Bedford, Massachusetts 01730, Attention: Secretary, Office of the General Counsel.

Exhibit A
iRobot Corporation
Adjusted EBITDA Reconciliation to GAAP
(unaudited, in thousands)

	For the twelve months ended
	December 29, 2012	December 31, 2011
Net income	$17,297	$40,191
Interest income, net	(1,016)	(967)
Income tax expense	8,310	13,350
Depreciation	9,898	9,002
Amortization	1,774	1,310
EBITDA	36,263	62,886
Stock-based compensation expense	10,983	8,784
Merger and acquisition expense	1,404	41
Net intellectual property litigation expense	155	287
Restructuring expense	3,679	1,015
Adjusted EBITDA	$52,484	$73,013

Use of Non-GAAP Financial Measures
In evaluating its business, iRobot considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, merger and acquisition expenses, net intellectual property litigation expenses, restructuring expenses and non-cash stock compensation. The Company also presents Adjusted EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.
The term Adjusted EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, Adjusted EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than iRobot, limiting their usefulness as comparative tools. iRobot compensates for these limitations by relying primarily on its U.S. GAAP results and using Adjusted EBITDA only supplementally.

A-1

iRobot®

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 p.m., Eastern Time, on May 22, 2013.

Vote by Internet

- Go to **www.investorvote.com/IRBT**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR items 1, 2 and 3 and AGAINST item 4.

1. To elect two class II directors, nominated by the Board of Directors, each to serve for a three-year term and until his successor has been duly elected and qualified, or until his earlier resignation or removal. **The Board recommends a vote FOR all nominees.**

NOMINEES: 01 - George C. McNamee 02 - Paul Sagan

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. To ratify the appointment of the firm of PricewaterhouseCoopers LLP as auditors for the fiscal year ending December 28, 2013. **The Board recommends a vote FOR this proposal number 2.**	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers. **The Board recommends a vote FOR this proposal number 3.**	☐	☐	☐
4. To consider a shareholder proposal entitled "Proxy Access for Shareholders". **The Board recommends a vote AGAINST this proposal number 4.**	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears below. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — iRobot Corporation

Proxy for Annual Meeting of Stockholders
May 22, 2013

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Glen D. Weinstein as proxy, with full power of substitution to vote all shares of stock of iRobot Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of iRobot Corporation to be held on Wednesday, May 22, 2013, at 2:00 p.m. local time, at iRobot Corporation headquarters located at 8 Crosby Drive, Bedford, Massachusetts 01730, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 10, 2013, a copy of which has been received by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, AND 3, AND AGAINST ITEM 4 IN ACCORDANCE WITH THE DISCRETION OF THE PROXY ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE